EXHIBIT 99.1

Company Contacts:
Brian Mower	Betsy Truax
CFO	Investor Relations Consultant
(801) 975-1191	(208) 241-3704
www.iomed.com	info@iomed.com

IOMED Reports First Quarter Fiscal 2007 Results

Company Posts Net Income and Operating Cash Flow

Salt Lake City, UT (November 7, 2006) — IOMED, Inc. (AMEX:IOX) today reported financial results for the first quarter of fiscal 2007, which ended September 30, 2006. First quarter net income was $50,000 or $0.01 per diluted share and cash flow from operations was $84,000.

First Quarter Results

For the quarter ended September 30, 2006, sales were $2,511,000 compared with $2,828,000 a year ago.  The decreased sales were primarily due to reduced unit sales volume stemming from the loss of Compex Technologies, Inc. as a distributor, partially offset by increased purchases from other large dealers. Gross margin for the first quarter of fiscal 2007 was 59.3% versus 60.7% a year ago.

Total operating expenses of $1,545,000 increased 4% from the prior-year quarter. Selling, general and administrative costs included higher litigation expenses during the period. Increased research and development costs were due to one-time consulting services related to the development of new commercial products.

IOMED reported net income of $50,000, or $0.01 per diluted share, for the first quarter of fiscal 2007 compared with net income of $288,000, or $0.04 per diluted share, for the first quarter of fiscal 2006. The decrease was primarily due to a reduction in gross profit on lower sales levels.

IOMED has reported positive operating cash flow in 11 of the last 12 quarters generating operating cash flow of $84,000 for the first quarter of fiscal 2007. During the quarter ended September 30, 2006, working capital increased to $9.4 million, long-term debt decreased to $241,000 and total equity increased to $10.9 million. Cash and cash equivalents were $8.4 million.

Management Comments

“While sales were down 11% compared to a year ago, they exceeded our internal expectations. Over the last 17 quarters, despite high litigation costs, cumulative operating cash flow has exceeded $5.3 million, leaving the Company with a strong cash position and a solid overall financial condition. The acquisition of Compex Technologies, our second largest customer, by Encore Medical Inc., the parent company of our largest competitor, will likely have a continuing effect on our revenues in fiscal 2007. We believe the impact on the first and second fiscal quarters will be greater as Compex continues to sell-off its inventory of IOMED product. Our efforts to retain and service Compex’s end-user customer accounts, both directly and through alternative channels within our distributor network, and the anticipated launch of new commercial products later in fiscal 2007 will bolster our competitive position and should increase our market share,” said Robert J. Lollini, President and CEO.

Litigation Update

IOMED previously announced that a seven-person jury issued a unanimous defense verdict in favor of IOMED and its former distributor Compex Technologies, Inc. in a lawsuit filed against them by EEMSO, Inc.  “We are very pleased that the jury found the claims against us and our co-defendant to be without merit.  While the plaintiffs may appeal the verdict, we believe the jury’s decision vindicates our Company with respect to our competitive integrity and the overall manner in which we conduct business,” said Mr. Lollini.

“The lawsuit is the last remaining intellectual property action outstanding against the Company. Defense against these claims has been a long, costly process. The expense of the jury trial will have a significant impact on the Company’s second quarter fiscal 2007 earnings and cash flow, and will likely result in a net loss for the quarter.  However, the conclusion of this litigation should improve our future profitability and facilitate our ability to move forward with our strategic initiatives,” concluded Mr. Lollini.

IOMED is a leader in developing, manufacturing and marketing active drug delivery systems used primarily to treat acute local inflammation in the physical and occupational therapy and sports medicine markets. The Company is pursuing opportunities to advance its position as a provider of quality, innovative non-invasive medical products that improve patient healthcare. IOMED seeks to accomplish this by expanding its product line, distributing new products, developing strategic partnerships, and through acquisitions. To find out more about IOMED, Inc. (AMEX:IOX), visit our website at www.iomed.com.

The statements contained in this news release that are not purely historical are forward-looking statements, as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and include IOMED’s beliefs, expectations or intentions regarding its future operations and financial condition. All forward-looking statements included in this news release are made as of the date hereof and are based upon information available to IOMED as of such date. IOMED assumes no obligation to update any forward-looking statement. It is important to note that actual outcomes could differ materially from those in such forward-looking statements. Readers should also refer to the risk factors and other disclosures set forth in IOMED’s filings with the Securities Exchange Commission, including Forms 10-K, 10-Q and 8-K.

—TABLES FOLLOW—

INCOME STATEMENTS

	Three Months Ended
	September 30,
	2007	2006
	(unaudited)
Product sales	$2,511,000	$2,828,000
Cost of products sold	1,022,000	1,111,000
Gross profit	1,489,000	1,717,000

Operating costs and expenses:
Selling, general and administrative	1,247,000	1,267,000
Research and development	298,000	223,000
Total operating costs and expenses	1,545,000	1,490,000

Operating income (loss)	(56,000)	227,000

Other income (expense):
Interest expense	(18,000)	(23,000)
Interest income and other, net	124,000	84,000

Net income	$50,000	$288,000

Income per share:
Basic	$0.01	$0.04
Diluted	$0.01	$0.04

Shares used in the computation of income per share:
Basic	7,600,000	6,677,000
Diluted	7,702,000	7,792,000

CONDENSED BALANCE SHEETS

	September 30,	June 30,
	2006	2006
	(unaudited)	(audited)
Cash and cash equivalents	$8,406,000	$8,426,000
Working capital, net	$9,436,000	$9,418,000
Restricted cash	$194,000	$275,000
Total assets	$12,510,000	$12,673,000
Long-term obligations	$241,000	$393,000
Accumulated deficit	$(31,082,000)	$(31,132,000)
Shareholders’ equity	$10,891,000	$10,816,000

STATEMENTS OF CASH FLOWS

	Three Months Ended
	September 30,
	2006	2005
	(unaudited)
Cash flows from operating activities
Net income	$50,000	$288,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	55,000	99,000
Other non-cash charges	25,000	35,000
Changes in operating assets and liabilities:
Accounts receivable	23,000	308,000
Inventories	32,000	105,000
Prepaid expenses	(7,000)	11,000
Trade accounts payable	(64,000)	29,000
Other accrued liabilities	(30,000)	(331,000)
Net cash provided by operating activities	84,000	544,000

Cash flows from investing activities
Net purchases of equipment and furniture	(41,000)	—

Cash flows from financing activities
Change in restricted cash balance	81,000	76,000
Proceeds from issuance of common shares	—	154,000
Payments on long-term obligations	(144,000)	(140,000)
Net cash provided by (used in) financing activities	(63,000)	90,000

Net increase (decrease) in cash and cash equivalents	(20,000)	634,000

Cash and cash equivalents at beginning of period	8,426,000	8,293,000

Cash and cash equivalents at end of period	$8,406,000	$8,927,000

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